UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2023

Gamida Cell Ltd.

(Exact name of registrant as specified in its Charter)

Israel	001-38716	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

(617) 892-9080

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, NIS 0.01 par value	GMDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 11, 2023, Gamida Cell Ltd. (the “Company”) entered into a cooperation agreement (the “Cooperation Agreement”) with Community Master Fund LP (“Community Fund”) and Mr. Jeremy Blank. Pursuant to the Cooperation Agreement, the Company agreed to increase the size of its board of directors (the “Board”) from six to seven and to appoint Mr. Blank as a Class II director to fill the vacancy created by such expansion, effective as of August 11, 2023. Mr. Blank’s term runs through the Company’s 2023 annual general meeting of shareholders. The Board also agreed to nominate Mr. Blank for election as a Class II director at the Company’s 2023 annual general meeting of shareholders.

Pursuant to the Cooperation Agreement, each of Community Fund and Mr. Blank also agreed to abide by certain standstill restrictions and voting commitments. The Cooperation Agreement also includes customary representations and warranties.

Item 2.02 Results of Operations and Financial Condition.

On August 14, 2023, the Company issued a press release announcing a business update and the Company’s financial results for the six months and quarter ended June 30, 2023. A copy of the press release is furnished with this report as Exhibit 99.1 and is incorporated herein by reference.

The information in this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Jeremy Blank

On August 11, 2023, pursuant to the terms of the Cooperation Agreement described in Item 1.01 of this Current Report on Form 8-K, the Board appointed Mr. Jeremy Blank to the Board to serve as a Class II director, with an initial term expiring at the Company’s 2023 annual general meeting of shareholders. Mr. Blank was also appointed to serve on the Transactions Committee of the Board, effective August 11, 2023.

Mr. Blank, age 44, has more than 20 years of experience managing investments in public and private companies. Currently, Mr. Blank is the Chief Investment Officer of Community Fund, a global investment firm focused on high quality public and private companies, a position he has held since October 2020. From 2005 to September 2020, Mr. Blank served as a Partner at York Capital Management, a $15 billion global investment fund, where he helped build the firm’s global credit and private equity businesses across Europe, Israel and the United States. From 1999 to 2004, Mr. Blank served as a Vice President and Credit Analyst in the Fixed Income Department and an investment banker in the Mergers & Acquisitions Department of Morgan Stanley.

In addition to his service on private company boards, Mr. Blank currently serves on the board of directors of Advanced Emissions Solutions, Inc., and previously served on the board of directors of Enovix Corporation from 2018 to 2021. Mr. Blank holds a B.S. in Finance and an AA degree in Bible from Yeshiva University.

Pursuant to a letter agreement between the Company and Mr. Blank, dated August 11, 2023, and consistent with the compensation paid to other non-executive directors, Mr. Blank will receive (i) a fee of $40,000 per calendar year of service on the Board, payable in quarterly installments, (ii) an initial award of 19,000 options to purchase ordinary shares of the Company (“Options”), and (iii) an initial award of 4,000 restricted stock units of the Company (“RSUs”). The Options will vest over a 12-month period, with 25% of the Options set to vest at the end of each 3-month period, subject to Mr. Blank’s continued service on the Board through each such date. The RSUs will vest on the 12-month anniversary of the date of the grant, subject to Mr. Blank’s continued service on the Board through such date. In addition, for each year he continues to serve as a member of the Board, Mr. Blank will receive the same annual award of Options and RSUs of the Company granted to other non-executive directors, subject to adjustment by the Compensation and Talent Committee of the Board or the Company’s shareholders. This compensation is subject to the terms of compensation payable to the Company’s non-executive directors, as described under “Agreements and Arrangements with Directors and Executive Officers” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2023. On August 11, 2023, the Company also entered into its standard indemnification agreement for directors and officers with Mr. Blank, the form of which was filed as Exhibit 10.1 to the Company’s Form 10-K filed with the SEC on March 24, 2022.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.

99.1	Press Release, dated August 14, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMIDA CELL LTD.

August 14, 2023	By:	/s/ Josh Patterson
Josh Patterson
General Counsel

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